        [LOGO]

                                          January 8, 1999

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Magellan Health Services, Inc. ("Magellan") on February 11, 1999, at 10:00 A.M. The Annual Meeting will be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland. A Notice of Annual Meeting, Proxy Statement and Proxy containing information about matters to be acted on at the Annual Meeting are enclosed.

    I encourage you to attend the Annual Meeting.

    I look forward to seeing you at the Annual Meeting. REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. This will ensure that sufficient shares are represented and voted at the Annual Meeting. Returning your completed proxy card will not limit your right to vote in person if you attend the Annual Meeting.

                                          Very truly yours,

                                          /s/ Henry T. Harbin, M.D.

                                          Henry T. Harbin, M.D.

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                         MAGELLAN HEALTH SERVICES, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 11, 1999

                            ------------------------

    The Annual Meeting of Stockholders of Magellan Health Services, Inc., a Delaware corporation (the "Company" or "Magellan"), will be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, on February 11, 1999, at 10:00 A.M., local time, to consider and act upon the following:

        1. A proposal to elect four directors to three-year terms expiring at the 2002 annual meeting of stockholders or until their successors are duly elected and qualified;

        2. A proposal to approve the Magellan Health Services, Inc. 2000 Employee Stock Purchase Plan (the "2000 Plan"); and

        3.  Such other matters as may properly come before the Annual Meeting.

    Stockholders of record at the close of business on December 14, 1998 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company at 6950 Columbia Gateway Drive, 4th floor, Columbia, Maryland, during normal business hours from January 20, 1999 through February 10, 1999.

    Your attention is directed to the accompanying Proxy Statement.

                                          /s/ Linton C. Newlin

                                          Linton C. Newlin

                                          SECRETARY

Atlanta, Georgia
January 8, 1999.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY. THE PROXY IS REVOCABLE AND YOU MAY VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                         MAGELLAN HEALTH SERVICES, INC.
                           3414 PEACHTREE ROAD, N.E.
                                   SUITE 1400
                             ATLANTA, GEORGIA 30326

                            ------------------------

                            PROXY STATEMENT FOR THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                               THE ANNUAL MEETING

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") from the holders of the Company's Common Stock, $.25 par value per share (the "Common Stock"), for use at the Annual Meeting to be held at 10:00 A.M., local time, on February 11, 1999, and any adjournment or postponement thereof. The Annual Meeting will be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland. This Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders on or about January 11, 1999. At the Annual Meeting, stockholders will be asked to consider and vote upon:

       1. A proposal to elect four (4) directors for three-year terms expiring at the 2002 annual meeting of stockholders or until their successors are duly elected and qualified;

        2.  A proposal to approve the 2000 Plan; and

        3.  Such other matters as may properly come before the Annual Meeting.

    The Board is not aware of any other matters that may properly come before the Annual Meeting. If any such other matters properly come before the Annual Meeting, it is the intention of the persons named as proxies on the form of proxy card sent with this Proxy Statement (the "Proxies") to vote in accordance with their best judgment on such matters.

    THE BOARD HAS UNANIMOUSLY APPROVED THE NOMINEES FOR ELECTION AS DIRECTORS AND THE 2000 PLAN, AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO ELECT SUCH NOMINEES AND FOR THE 2000 PLAN.

                                     VOTING

    The Board has fixed the close of business on December 14, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, 31,597,157 shares of Common Stock were outstanding. Each share is entitled to one vote on each matter presented for a vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for the transaction of business at the Annual Meeting. A stockholder who has returned a proxy may revoke it at any time before the Annual Meeting by executing a later-dated proxy, by voting by ballot at the Annual Meeting or by filing with the inspector of election an instrument of revocation.

    Stockholders should specify their choices on the enclosed proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR the proposal to elect the nominees as directors, and FOR the 2000 Plan. If any other matters properly come before the Annual Meeting, the Proxies will vote on such matters in their discretion.

    Shares held by stockholders present at the Annual Meeting in person who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the Annual Meeting for quorum purposes. With respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome of the vote. With respect to the 2000 Plan, abstentions will have the effect of a vote against the

2000 Plan and broker non-votes will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

VOTING BY ESOP PARTICIPANTS

    Each participant in the Company's Employee Stock Ownership Plan (the "ESOP") is being sent a Proxy Statement and an ESOP proxy card to vote the Common Stock allocated to such participant's ESOP Account (the "Allocated Shares"). The ESOP proxy card may be used by a participant to give directions to the ESOP Trustee as to how such participant's Allocated Shares should be voted. In order to give directions to the ESOP Trustee, a participant must complete, sign and date the ESOP proxy card and return it to the ESOP Trustee in a timely manner. To be considered timely, the ESOP Trustee must receive the ESOP proxy card prior to the Annual Meeting. As of the record date, 18,125 shares of Common Stock were held by the ESOP Trustee and eligible to be voted at the Annual Meeting.

    Under the terms of the ESOP, the ESOP Trustee is required to keep participant voting instructions confidential and may not divulge such instructions to any person, including officers and employees of the Company. Neither the ESOP Trustee nor the Administrative Committee of the ESOP (consisting of three officers of the Company) will make recommendations to participants about whether or how to vote.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be paid by the Company. Banks, brokers and other custodians, nominees and fiduciaries are requested to forward proxy materials to the beneficial owners of Common Stock and to secure their voting instructions, if necessary. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. Certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by mail, telephone or personal contact. In addition, the firm of MacKenzie Partners, Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of approximately $5,000 plus expenses.

                       PRINCIPAL HOLDERS OF COMMON STOCK

    The following table sets forth certain information as of September 30, 1998 (except as otherwise noted) with respect to any person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock:

                                                              AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS                                              BENEFICIAL OWNERSHIP       CLASS
-----------------------------------------------------------  ----------------------  -------------
Richard E. Rainwater(1)....................................          4,412,774              13.1%
777 Main Street
Suite 2700
Ft. Worth, TX 76102

Rainwater-Magellan Holdings, L.P.(1).......................          1,982,720               5.9
777 Main Street
Suite 2700
Ft. Worth, TX 76102

Brahman Capital Corporation(2).............................          2,457,150               7.8
277 Park Avenue
26th Floor
New York, NY 10172

Wellington Management Company, LLP(3)......................          2,446,100               7.7
75 State Street
Boston, MA 02109

Lazard Freres & Co., LLC(4)................................          2,438,135               7.7
30 Rockefeller Plaza
New York, NY 10020

Wanger Asset Management, L.P.(5)...........................          2,391,000               7.3
227 West Monroe Street
Suite 3000
Chicago, IL 60606

Legg Mason Fund Advisor, Inc.(6)...........................          2,000,000               6.3
100 Light Street
Baltimore, MD 21202

------------------------

(1) Includes 1,942,996 shares of Common Stock that Rainwater-Magellan Holdings, L.P. ("Rainwater-Magellan") has the right to acquire pursuant to a Warrant, dated as of January 25, 1996 (the "Rainwater-Magellan Warrant"). Richard E. Rainwater's amount includes 12,500 shares that Darla D. Moore, a director of the Company and spouse of Richard E. Rainwater, has the right to acquire upon the exercise of options. Under the rules of the United States Securities and Exchange Commission (the "SEC"), Rainwater, Inc., the general partner of Rainwater-Magellan, is also deemed to be beneficial owner of the shares owned by Rainwater-Magellan.

(2) Information concerning beneficial ownership of securities by Brahman Capital Corporation is based on its Form 13F dated November 12, 1998.

(3) Information concerning beneficial ownership of securities by Wellington Management Company, LLP is based on its Form 13F dated November 12, 1998.

(4) Information concerning beneficial ownership of securities by Lazard Freres & Co., LLC is based on its Form 13F, dated October 10, 1998.

(5) Information concerning beneficial ownership of securities by Wanger Asset Management, L.P. is based on its Form 13F dated November 10, 1998.

(6) Information concerning beneficial ownership of securities by Legg Mason Fund Advisor, Inc. is based on its Form 13F dated November 10, 1998.

    Brahman Capital Corporation is an institutional investment manager and possesses sole dispositive power over 2,457,150 shares of Common Stock and sole voting authority over 2,457,150 shares of Common Stock.

    Wellington Management Company, LLP is an institutional investment manager and possesses sole dispositive power over 2,429,000 shares of Common Stock and shares dispositive power over 17,100 shares of Common Stock owned by it. Wellington Management Company, LLP possesses sole voting authority over 1,576,600 shares of Common Stock, shared voting power over 17,100 shares of Common Stock and no voting power over 852,400 shares of Common Stock.

    Lazard Freres & Co., LLC is an institutional money manager and possesses sole dispositive power over 2,438,135 shares of Common Stock owned by it and possesses sole voting authority over 2,037,885 of the shares of Common Stock and no voting authority over 400,250 shares of Common Stock.

    Wanger Asset Management, L.P. is an investment advisor to mutual funds and private accounts and has sole dispositive power over 2,390,600 shares of Common Stock owned by it and shared voting authority over 2,390,600 shares of Common Stock.

    Legg Mason Fund Advisor, Inc. is an institutional investment manager and possesses shared dispositive power over 2,000,000 shares of Common Stock and sole voting authority over 2,000,000 shares of Common Stock.

                             ELECTION OF DIRECTORS

    Under the Company's Restated Certificate of Incorporation, the number of directors is currently fixed at twelve. At present, the Company has only eleven directors. There is now one vacancy on the Board because the Company has not identified a candidate for the vacancy. The directors are divided into three classes, with the nominees in a single class being elected each year to serve three-year terms. At the Annual Meeting, the Board will nominate four individuals to serve as directors for three-year terms expiring at the 2002 annual meeting of stockholders or until their successors are duly elected and qualified. The Proxies may not vote proxies for more than four nominees. Of the current eleven directors, three will continue to serve for terms expiring in 2000 and four will continue to serve for terms expiring in 2001 (the "Continuing Directors").

    G. Fred DiBona, Jr. was elected to the Board on January 22, 1996, pursuant to the Stockholders Agreement, as amended, among the Company, Independence Blue Cross ("IBC") and certain other minority stockholders of Green Spring Health Services, Inc., the Company's then majority-owned managed behavioral healthcare company ("Green Spring"). During the second quarter of fiscal 1998, the minority stockholders of Green Spring, including IBC, converted their interests in Green Spring into an aggregate of 2,831,516 shares of the Company's common stock. As a result of the Green Spring minority stockholder conversion, the Company owns 100% of Green Spring. See "Certain Relationships and Related Transactions."

    Daniel S. Messina was elected to the Board on December 11, 1997, pursuant to the Master Service Agreement, as amended, among the Company, Aetna U.S. Healthcare, Inc. ("Aetna") and Human Affairs International, Incorporated ("HAI"). On December 4, 1997, the Company acquired the outstanding common stock of HAI from Aetna for approximately $122.1 million. Aetna has the right to designate a nominee(s) acceptable to the Company for election as a director(s) of the Company equal to the number of director(s) that are appointed by or represent any Blue Cross or Blue Shield plan or its affiliates (the

"Blues") on the Magellan Board for as long as the Master Service Agreement, or similar agreement, remains in effect. Aetna currently has the right to appoint one (1) director, as Mr. DiBona is the sole director representing the Blues. See "Certain Relationships and Related Transactions."

    The terms of the Stock and Warrant Purchase Agreement entered into by the Company and Rainwater-Magellan in connection with Rainwater-Magellan's purchase of shares of the Company's Common Stock and the Rainwater-Magellan Warrant in a private placement (the "Private Placement") provide that Rainwater-Magellan has the right to designate a nominee acceptable to the Company for election as a director of the Company for so long as Rainwater-Magellan, Rainwater, Inc., Richard E. Rainwater, Darla D. Moore and their affiliates continue to own beneficially a specified minimum number of shares of Common Stock. Darla D. Moore was designated by Rainwater-Magellan for election as director and was elected a director by the Board on February 22, 1996. See "Certain Relationships and Related Transactions."

    If the nominees listed below are unable to serve (which is not anticipated), the Board will designate substitute nominees, in which case the Proxies will vote all valid proxies for the election of such substitute nominees.

    The table below sets forth the name and certain other information about the persons nominated for election as directors and the Continuing Directors.

NAME, AGE, AND DATE                              POSITION WITH THE COMPANY, PRINCIPAL OCCUPATIONS DURING PAST FIVE
FIRST BECAME A DIRECTOR         TERM EXPIRING                      YEARS AND OTHER DIRECTORSHIPS
-----------------------------  ---------------  -------------------------------------------------------------------
                                 NOMINEES TO THE BOARD FOR TERMS EXPIRING IN 2002

Edwin M. Banks                         2002     Portfolio Manager, W.R. Huff Asset Management Co., LLC (a
36                                              registered investment advisor) (since 1988). Director of e.spire
July 1992                                       Communications, Inc..

Daniel S. Messina                      2002     Chief Financial Officer of Aetna U.S. Healthcare (since January
43                                              1998); Vice President--Business Strategy--Aetna U.S. Healthcare
December 1997                                   (1997); Deputy Chief Financial Officer, Aetna U.S. Healthcare
                                                (1996-1997); Vice President-- Financial Relations and Chief of
                                                Staff to the Vice Chairman for Strategy, Finance and
                                                Administration, Aetna, Inc. (1995-1996) and Vice President and
                                                Controller, Aetna Health Plans (1991-1995).

Darla D. Moore                         2002     Private Investor, Rainwater, Inc. (investments) (since 1994);
44                                              Managing Director, The Chase Manhattan Bank, N.A. (commercial
February 1996                                   banking) (1982-1994).

Jeffrey A. Sonnenfeld                  2002     Chairman and President, The Chief Executive Leadership Institute
44                                              (education) (since December 1997); Professor of organization and
September 1997                                  management and director of the Center for Leadership & Career
                                                Studies of the Goizueta Business School at Emory University
                                                (1989-1997). Director of U.S. Franchise Systems.

                                               CONTINUING DIRECTORS

Henry T. Harbin, M.D.                  2000     President and Chief Executive Officer (since March 1998); Executive
51                                              Vice President of the Company (1995-1998); President and Chief
March 1998                                      Executive Officer of Green Spring (1994-1998); Executive Vice
                                                President and Chief Clinical Officer of Green Spring (1993-1994).

NAME, AGE, AND DATE                              POSITION WITH THE COMPANY, PRINCIPAL OCCUPATIONS DURING PAST FIVE
FIRST BECAME A DIRECTOR         TERM EXPIRING                      YEARS AND OTHER DIRECTORSHIPS
-----------------------------  ---------------  -------------------------------------------------------------------
Raymond H. Kiefer                      2000     Retired insurance executive (since 1992); President, Allstate
71                                              Insurance Company (1989-1992).
July 1992

Gerald L. McManis                      2000     President of McManis Associates, Inc. ("MAI") and MMI Companies,
62                                              Inc. (strategy development and management consulting firm for
February 1994                                   healthcare and healthcare-related companies) (since 1965). Director of MMI Companies, Inc.

Andre C. Dimitriadis                   2001     Chairman and Chief Executive Officer of LTC Properties (a
58                                              healthcare real estate investment trust) (since 1992).
July 1992

A.D. Frazier, Jr.                      2001     President and Chief Executive Officer, Invesco Inc. (a registered
54                                              investment advisor) (since 1996); Senior Executive Vice President
May 1995                                        and Chief Operating Officer for the Atlanta Committee for the
                                                Olympic Games (1991-1996). Director of Amvescap PLC, Apache
                                                Corporation and RockTenn Corporation.

G. Fred DiBona, Jr.                    2001     Director, President and Chief Executive Officer of Independence
47                                              Blue Cross (a health insurance company) (since 1990). Director of
January 1996                                    Philadelphia Suburban Corporation, Tasty Baking Company, Peco
                                                Energy Company and Eclipsys Corporation.

Robert W. Miller                       2001     Chairman of the Board (since March 1998); Partner, King & Spalding
57                                              (law firm) (1985-1997)
February 1998

VOTE REQUIRED

    Directors will be elected by a plurality of the votes cast at the Annual Meeting, assuming a quorum is present. Any shares not voted at the Annual Meeting, whether due to abstention, broker non-votes or otherwise, will have no impact on the election of directors. Votes will be tabulated by inspectors of election appointed by the Board.

    THE BOARD RECOMMENDS THE NOMINEES FOR ELECTION AS DIRECTORS AND URGES STOCKHOLDERS TO VOTE "FOR" MESSRS. BANKS, MESSINA AND SONNENFELD AND MS. MOORE. SHARES REPRESENTED AT THE ANNUAL MEETING BY PROPERLY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" EACH OF THE NOMINEES.

                               BOARD INFORMATION

    During the fiscal year ended September 30, 1998, the Board held 11 meetings. Each director attended more than 75% of the meetings of the Board and committees of the Board on which he or she was a member except Mr. Frazier, Mr. McManis, Mr. Messina and Ms. Moore, who attended 64%, 73%, 60% and 73% of such meetings, respectively. During fiscal 1998, Mr. Frazier and Mr. McManis attended 60% of the Board's regular meetings and 100% of the meetings of the committees of the Board on which they were a member. Mr. Messina attended 60% of the Board's meetings. Ms. Moore attended 80% of the Board's regular meetings and 100% of the meetings of the committees of the board on which she was a member. Ms. Moore did not attend two meetings due to a concern over a conflict of interest on matters being considered. Ms. Moore attended 89% of the Board's Meetings, excluding those she did not attend because of such concern.

    The Board has standing Audit, Compensation and Finance Committees. There is no nominating committee of the Board.

    AUDIT COMMITTEE. The Audit Committee consists of Messrs. DiBona (Chairman), Frazier, Kiefer and Sonnenfeld. The Audit Committee held one meeting during fiscal 1998. The Audit Committee makes recommendations to the Board regarding
(i) engaging independent auditors for the Company, (ii) approving the terms of the engagement of the Company's independent auditors, (iii) reviewing the scope and results of audits of the Company's financial statements, (iv) reviewing the Company's internal accounting controls, (v) receiving reports of audits and other activities of the Company's internal audits, (vi) reviewing related-party transactions pursuant to the related-party transactions policy adopted by the Audit Committee and the Board of Directors, and (vii) receiving reports of actions and proposed actions relating to the Company's compliance program and taking any actions with respect to such reports as the Audit Committee deems appropriate.

    COMPENSATION COMMITTEE. The Compensation Committee consists of Messrs. Frazier (Chairman), Banks, Dimitriadis and McManis. The Compensation Committee held two meetings during fiscal 1998. The Compensation Committee's duties are described under the caption "Compensation Committee Report on Executive Compensation."

    FINANCE COMMITTEE. The Finance Committee consists of Ms. Moore (Chairperson) and Messrs. Banks, Dimitriadis and Messina. The Finance Committee held one meeting during fiscal 1998. The Finance Committee reviews the Company's existing equity and debt capital structure and the terms, interest rates, amortization and maturity schedules, restrictive covenants and other provisions of agreements and indentures relating to the Company's debt structure; reviews any significant proposed changes in the equity or debt capital structure of the Company; reviews the Company's actual and budgeted cash flows and capital expenditures, the Company's cash management system and any proposed changes in the cash management system, investment policies relating to cash and cash equivalents and any proposed material changes in the terms of any retirement or pension plan of the Company or any subsidiary; and reports and makes recommendations to the Board concerning the matters described above.

    The operations liaison committee was formed in April 1998 to monitor the integration of the HAI and Merit Behavioral Care Corporation ("Merit") businesses, which were both acquired in fiscal 1998, with Green Spring, the Company's existing managed behavioral healthcare business, and to monitor the operating performance of the Company. The operations liaison committee consists of Messrs. Frazier and Banks and Ms. Moore. This committee is not vested with authority to approve any corporate actions, but was established to report to the full Board as necessary.

    During fiscal 1998, each non-employee director received a monthly retainer of $2,000, a fee of $1,000 for each Board meeting and $1,000 for each Board committee meeting attended. Members of the operations liaison committee also received a monthly retainer of $1,000, in lieu of an attendance fee. Mr. Miller received an additional monthly retainer of $5,000 for serving as Chairman of the Board. In addition, during fiscal 1998, Mr. Miller was granted an option under the 1996 Director's Stock Option Plan to purchase 25,000 shares of Common Stock, at an exercise price of $20.25 upon his appointment to the Board. Mr. Miller was granted an option under the 1996 Director's Stock Option Plan to purchase 25,000 shares of Common Stock, at an exercise price of $22.4375 upon his appointment to Chairman of the Board. Mr. Harbin received no additional compensation for serving as a director. In accordance with Aetna's policy, Mr. Messina will not accept any compensation nor any option grants for serving as a director.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to the Company's Chief Executive Officers and the Company's four next most highly compensated executive officers (the "Named Executive Officers"), for the three fiscal years ended September 30, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM COMPENSATION
                                                       ANNUAL COMPENSATION             ---------------------------------------
                                             ----------------------------------------       SECURITIES
                                  FISCAL                               OTHER ANNUAL         UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITIONS       YEAR       SALARY       BONUS     COMPENSATION(1)    OPTIONS/SARS(#)(2)    COMPENSATION(3)
------------------------------  -----------  ---------  -----------  ----------------  ---------------------  ----------------

Henry T. Harbin M.D.(5).......        1998   $ 596,455  $   463,184     $   --                 275,000           $  125,726
President and Chief Executive         1997     338,069      161,707         --                 125,000               10,750
  Officer (since March 18,            1996     236,705      167,195         --                 100,000               10,750
  1998)

E. Mac Crawford(4)............        1998     414,151    3,684,816        135,834              --                  168,348
Chairman of the Board,                1997     806,250    2,475,000         --                 933,666              166,575
  President and Chief                 1996     712,500      153,500         --                 300,000              181,936
  Executive Officer (through
  March 18, 1998)

Craig L. McKnight.............        1998     383,250      185,000         --                  --                   49,506
Executive Vice President and          1997     378,688      150,000         59,743              65,000               45,158
  Chief Financial Officer             1996     361,250       50,000         --                  25,000               73,891

John J. Wider, Jr.(6).........        1998     300,456       31,744         --                  85,000                5,000
President and Chief Operating         1997      55,385       30,000         --                  25,000               --
  Officer of Magellan
  Behavioral Health, Inc.

Clarissa C. Marques, Ph.D.....        1998     237,770      103,601         --                  70,000                8,200
Executive Vice President and          1997     179,577       65,918         --                  --                   10,750
  Chief Clinical and Quality          1996     141,268       34,330         --                  20,000               10,750
  Management Officer

Gregory T. Torres.............        1998     236,665      100,500         --                  35,000               28,976
President and Chief Executive         1997     197,231       80,000         --                  25,000               27,058
  Officer of National Mentor,         1996     165,250       65,000         --                  25,000               16,335
  Inc.

--------------------------

(1) Other Annual Compensation for fiscal 1998 includes payment of accrued vacation of $109,467 for Mr. Crawford upon his resignation. Other Annual Compensation for fiscal 1997 includes country club initiation fees and dues of $42,004 for Mr. McKnight.

(2) Represents the number of stock options granted under the Company's 1994, 1996, 1997 and 1998 Stock Option Plans.

(3) All other compensation for fiscal 1998 includes: (a) contributions to the Company's 401(k) Plan of $5,250 for Mr. Crawford and Mr. McKnight, contributions to the Green Spring 401(k) Plan of $8,200, $5,000 and $8,200 for Dr. Harbin, Mr. Wider and Dr. Marques, respectively, and contributions to the National Mentor, Inc. 401(k) Plan of $3,750 for Mr. Torres, (b) amounts deposited in trust pursuant to the Company's Executive Benefit Plan ("EBP") of $116,129, $152,428, $42,158 and $21,100 for Dr. Harbin, Mr.
    Crawford, Mr. McKnight and Mr. Torres, respectively, (c) premiums paid for life and disability insurance of $1,397, $10,670, $2,098 and $4,126 for Dr. Harbin, Mr. Crawford, Mr. McKnight and Mr. Torres, respectively. All Other Compensation for fiscal 1997 includes: (a) contributions to the Company's 401(k) Plan of $5,250 for Mr. Crawford, $3,000 for Mr. McKnight, contributions to the Green Spring 401(k) plan of $10,750 for Dr. Harbin and Dr. Marques, respectively, and contributions to the National Mentor, Inc. 401(k) Plan of $2,375 for Mr. Torres, (b) amounts deposited in trust pursuant to the Company's EBP of $151,816, $42,158 and $23,100 for Messrs. Crawford, McKnight, and Torres, respectively, and (c) premiums paid for life and disability insurance of $9,509 and $1,583 for Mr. Crawford and Mr. Torres, respectively. All Other Compensation for fiscal 1996 includes: (a) contributions to the ESOP of $18,050 and $22,795 for Messrs. Crawford and McKnight, respectively, which represents the Company's expense (the fair value of the ESOP shares on the date earned was $699 and $883 for Messrs. Crawford and McKnight, respectively); (b) contributions to the Company's 401(k) Plan of $5,250 for Mr. Crawford, contributions to the Green Spring 401(k) Plan of $10,750 for Dr. Harbin and Dr. Marques, respectively; and contributions to the National Mentor, Inc. 401(k) Plan of $2,310 for Mr. Torres, (c) amounts deposited in trust pursuant to the EBP of $137,191, $40,150 and $14,025 for Messrs. Crawford, McKnight, and Torres, respectively; (d) premiums paid for life and disability insurance of $19,840 and $10,260 for Messrs. Crawford, and McKnight, respectively; and (e) term life insurance premiums of $1,605 and $686 for Messrs. Crawford and McKnight, respectively.

(4) Mr. Crawford resigned as Chairman of the Board, President and Chief Executive Officer, effective March 18, 1998.

(5) Dr. Harbin became President and Chief Executive Officer of the Company effective March 18, 1998. Dr. Harbin's annual salary was increased to $700,000 at such time. Dr. Harbin became an executive officer of the Company on December 13, 1995.

(6) Mr. Wider became an employee of the Company effective June 23, 1997.

                          OPTION GRANTS IN FISCAL 1998

    The following table sets forth certain information with respect to grants of options to the Named Executive Officers who were granted options during fiscal 1998 and the potential realizable value of such options on September 30, 1998:

                                                                    INDIVIDUAL GRANTS
                                     --------------------------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE
                                      NUMBER OF     PERCENTAGE                                   VALUE AT ASSUMED
                                     SECURITIES      OF TOTAL                                 ANNUAL RATES OF STOCK
                                     UNDERLYING       OPTIONS                                   PRICE APPRECIATION
                                       OPTIONS      GRANTED TO                   EXERCISE        FOR OPTION TERM
                                       GRANTED     EMPLOYEES IN       PRICE     EXPIRATION   ------------------------
NAME                                     (#)        FISCAL 1998     PER SHARE      DATE          5%           10%
-----------------------------------  -----------  ---------------  -----------  -----------  -----------  -----------
Henry T. Harbin, M.D...............   200,000(1)          14.3%     $  22.438     12/31/08   $ 3,111,547  $ 8,073,506
                                       75,000(2)           5.3         22.688     02/28/07       966,686    2,397,472

John J. Wider, Jr..................    40,000(2)           2.9         22.438     12/31/08       621,909    1,613,426
                                       40,000(2)           2.9         26.719     12/31/08       724,118    1,868,873
                                        5,000(2)           0.4         30.125     02/28/07        87,173      217,093

Clarissa C. Marques, Ph.D..........    30,000(2)           2.1         22.438     12/31/08       466,432    1,210,069
                                       30,000(2)           2.1         26.719     12/31/08       543,267    1,402,224
                                       10,000(2)           0.7         30.125     02/28/07       174,346      434,187

Gregory T. Torres..................    35,000(2)           2.5         22.688     02/28/07       459,557    1,144,469

--------------------------

(1) Options granted under the 1998 Stock Option Plan. One-third of the options became exercisable upon grant, with the remaining options becoming exercisable over two years at the rate of 33 1/3% of the total number of options per year.

(2) Options granted under the 1997 and 1998 Stock Option Plans which become exercisable over three years at the rate of 33 1/3% of the total number of options per year.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                    AND OPTION VALUES AT SEPTEMBER 30, 1998

    The following table sets forth certain information with respect to options exercised by the Named Executive Officers during fiscal 1998, and the number and value of options held on September 30, 1998:

                                                                  NUMBER OF               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                                 SHARES        VALUE        AT SEPTEMBER 30, 1998       SEPTEMBER 30, 1998($)(2)
                               ACQUIRED ON   REALIZED    ----------------------------  --------------------------
NAME                           EXERCISE(#)    ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-----------------------------  -----------  -----------  -----------  ---------------  -----------  -------------
Henry T. Harbin M.D..........      --       $   --          208,335        291,665     $   --        $   --

E. Mac Crawford..............     362,990     4,315,951     701,222         --             --            --

Craig L. McKnight............      --           --          180,000         10,000         --            --

John J. Wider, Jr............      --           --            8,334        101,666         --            --

Clarissa C. Marques, Ph.D....      --           --           20,000         70,000         --            --

Gregory T. Torres............      --           --           40,000         45,000         --            --

--------------------------

(1) Value realized is the difference between the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares to which the option relates.

(2) The closing price for the Common Stock as reported on September 30, 1998 was $10.8125. None of the unexercised options were in-the-money at September 30, 1998.

    On November 17, 1998, the Company's Board of Directors approved the repricing of stock options outstanding under the Company's existing stock option plans (the "Stock Option Repricing"). Each holder of 10,000 or more stock options who was eligible to participate in the Stock Option Repricing was required to forfeit a percentage of outstanding stock options as follows:

- Directors, including the Chief Executive Officer.....................        40%
- Named Executive Officers.............................................        30%
- Holders of 50,000 or more stock options..............................        25%
- Holders of 10,000-49,999 stock options...............................        15%

    The Stock Option Repricing was consummated on December 8, 1998 based on the fair value of the Company's Common Stock on such date. Approximately 1.7 million outstanding stock options were repriced to $8.41 and approximately 0.5 million outstanding stock options were forfeited as a result of the Stock Option Repricing. Each participant in the Stock Option Repricing is precluded from exercising repriced stock options until June 8, 1999.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for establishing policies with respect to compensation paid by the Company to its executive officers. The Compensation Committee approves the design of all compensation plans applicable to executive officers including: (i) reviewing and recommending the terms of employment and similar agreements between the Company and any executive officer;
(ii) reviewing and approving the terms of annual incentive or bonus plans in which any executive officer of the Company participates, including, but not limited to, performance goals, thresholds for bonuses, maximum bonuses and operating and other income targets under such incentive or bonus plans; (iii) approving base salaries of executive officers; (iv) approving incentive award payouts to executive officers; (v) reviewing and making recommendations concerning approval and adoption of and amendments to stock-based compensation plans, including stock option, restricted stock, phantom stock, stock appreciation right and stock purchase plans; (vi) approving the terms of all other compensation plans applicable to any executive; (vii) granting options and make awards under stock-based compensation plans, except to the extent the authority to make such awards has been delegated by the Compensation Committee to the Chief Executive Officer of the Company or Stock Option Subcommittee of the Board or such awards are required by law to be made by the Board of Directors; and (viii) monitoring the ongoing operations of all compensation plans in which an executive officer participates. The Compensation Committee consists of directors who are not employees of the Company and who are not eligible to participate in any of the plans that the Compensation Committee administers. A subcommittee of the Compensation Committee, which is comprised solely of "outside directors" as such term is defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), administers the Company's stock option plans and other compensation arrangements that constitute "qualified performance-based compensation," as defined by Section 162(m) of the Code.

    POLICIES. In 1996, the Compensation Committee retained an independent compensation consultant to advise it with respect to executive officer compensation, including base salaries, annual incentive plans, benefits and stock-based and long-term incentive compensation. The compensation consultant reviewed and researched executive pay practices in a peer group of specific for-profit healthcare companies, which the Compensation Committee believes reflects the talent pool from which the Company might draw and provides a useful benchmark of the Company's present executive officers. With regard to base salary, the consultant reported that the base salary of the Company's chief executive officer was between the 50th and 75th percentile of the peer group chief executive officers and that other executive officer salaries were generally near or slightly above the 75th percentiles of comparable peer group positions. With regard to annual incentive compensation, the consultant reported that the percentage of base salary paid by the Company as a bonus if the annual incentive target were met, when combined with salaries, would place total annual compensation between the 50th and 75th percentile. However, if annual incentive targets were not met and no bonus was paid, total annual compensation would be well below the 50th percentile of the peer group as previously described.

    Based in substantial part on the findings and recommendations of the independent compensation consultant, the Compensation Committee adopted the following policies with respect to executive officer compensation for fiscal 1998.

        1. BASE SALARY--Executive officer base salaries should be at approximately the 75th percentile of the peer group developed by the compensation consultant, subject to increase to a higher percentile for individual executive officers based on performance.

        2. PERFORMANCE-BASED COMPENSATION--A significant portion of executive officer compensation should be performance-based.

    In implementing these policies, the Compensation Committee has, from time to time received additional advice from outside consultants with respect to stock option plans and other incentive compensation and recommended that the Company adopt certain performance-based compensation plans. These plans were adopted by the Company after receiving necessary approvals from the Board and stockholders. The plans that are currently in force are described below:

    1997 STOCK OPTION PLAN. Under the 1997 Stock Option Plan, key employees of the Company (including executive officers) may be granted options to purchase up to 1,500,000 shares of Common Stock.

    1998 STOCK OPTION PLAN. Under the 1998 Stock Option Plan, key employees of the Company (including executive officers) may be granted options to purchase up to 1,000,000 shares of Common Stock.

    EXECUTIVE BENEFITS PLAN. The Company adopted the EBP in 1993 on the recommendation of the compensation consultant. The EBP is funded through a performance-based component and a fixed component and has been structured to provide an incentive for executive officers to remain with the Company.

    Under the performance-based component, an amount equal to one-third of an executive officer's annual bonus, if any, is paid by the Company to a trust and invested in one or more mutual funds. The amount contributed to the trust and any appreciation or contributions is paid to the executive officer on a date selected by the executive officer prior to funding (but not earlier than two years after funding or later than normal retirement date). Payments from the trust to the executive officer are forfeited if, at the time payment would otherwise be made, the executive officer is no longer employed by the Company and is in violation of a non-competition agreement signed prior to funding.

    The fixed component of the EBP is an annual amount equal to 19.5% of the base salary of the chief executive officer and 11% of the base salary of other executive officers. At the election of each executive officer, the fixed component may be used to make additional payments to the trust described above or to purchase life or disability insurance. Amounts deposited in the trust are subject to forfeiture, as described above.

    CHIEF EXECUTIVE OFFICER COMPENSATION.  In fiscal 1998, the compensation of
E. Mac Crawford, the Company's Chief Executive Officer through March 18, 1998, included base compensation of $414,151, a bonus of $3,684,816 in connection with Mr. Crawford's employment contract and benefits under the EBP of $163,098. Mr. Crawford's base salary was increased to $825,000 effective March 1, 1997 at the time his employment agreement was amended. Mr. Crawford's employment agreement, as amended, also provided for the bonus described above.

    In fiscal 1998, the compensation of Dr. Harbin, the Company's Chief Executive Officer since March 18, 1998, included base compensation of $596,455, a signing and retention bonus of $350,000 related to the execution of his employment agreement, a regular bonus of $113,184 related to Green Spring's fiscal 1997 performance and benefits under the EBP of $117,526. Dr Harbin's base salary was increased to $700,000, effective March 18, 1998 at the effective date of his employment agreement. In negotiating Dr. Harbin's employment agreement, the Compensation Committee considered Dr. Harbin's experience as President and Chief Executive Officer of Green Spring since the Company acquired Green Spring on December 13, 1995, Green Spring's financial performance since the acquisition by the Company and Dr. Harbin's efforts in integrating the HAI, Merit and Green Spring businesses after the Company's acquisition of HAI and Merit during fiscal 1998. Accordingly, the Compensation Committee believed that it was in the best interests of the Company's stockholders to promote Dr. Harbin to President and Chief Executive Officer of the Company and award Dr. Harbin a signing and retention bonus of up to $700,000 in recognition of his importance to the future prospects of the Company. In addition, the Compensation Committee desired to have a long-term contract that will allow Dr. Harbin adequate time to oversee the implementation of the Company's long-term strategies.

    NON-DEDUCTIBILITY OF CERTAIN COMPENSATION. The Company is party to an employment agreement with Dr. Harbin. Under the terms of the agreement, the compensation paid to Dr. Harbin may exceed $1 million in fiscal 1999, 2000 or 2001. Section 162(m) of the Code generally provides that, subject to certain exceptions, a publicly-held corporation such as the Company, may not deduct for federal income tax purposes compensation paid to any of its Named Executive Officers in excess of $1 million annually. The Compensation Committee determined that the benefit to the Company of entering into an extended employment contract with Dr. Harbin offset the potential loss of a tax deduction.

                             A.D. Frazier, Jr. (Chairman)
                             Andre C. Dimitriadis
                             Edwin M. Banks
                             Gerald L. McManis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. McManis, a member of the Compensation Committee, is the President of MAI, a healthcare development and management consulting firm. During fiscal 1998, MAI provided consulting services to the Company related to the development of strategic plans and a review of the Company's business processes. Management believes that the services received from MAI were negotiated on terms as favorable as could be obtained from an unaffiliated third party. The Company incurred approximately $84,200 in fees for such services and related expenses during fiscal 1998. Mr. McManis is not a member of the subcommittee that administers the Company's stock option plans and other "qualified performance-based compensation."

EMPLOYMENT AGREEMENTS

    HENRY T. HARBIN, M.D. The Company has an Employment Agreement with Dr. Harbin for a three-year term beginning March 18, 1998. The agreement provides for a base salary of $700,000 and a signing bonus of $700,000, of which $350,000 was payable at signing with the remaining $350,000 payable on March 18, 1999. Dr. Harbin will not be entitled to receive the second $350,000 payment unless he is employed at such date. Dr. Harbin will also be entitled to receive annual bonuses between 50% and 100% of his base salary conditioned upon his and/or the Company's meeting certain goals or objectives to be established by the Board or the Compensation Committee. The agreement also provides for severance payments to Dr. Harbin upon termination by the Company (including certain constructive termination events, such as a substantial change in Dr. Harbin's duties, but not including termination for cause), upon Dr. Harbin's resignation under certain circumstances, or after a change in control (as defined in the agreement). Such severance payments would consist of an amount equal to three times Dr. Harbin's base salary and the portion(s) of any bonus or incentive compensation accrued through the date of termination. In addition, if Dr. Harbin resigns or is terminated following a change of control, Dr. Harbin will receive a "gross-up" payment intended to compensate Dr. Harbin if certain excise taxes would be imposed in such case. Subject to certain exceptions, the Company will be unable to deduct for federal income tax purposes the compensation or severance payments to Dr. Harbin to the extent that such payments exceed an aggregate annual amount of $1 million.

    CRAIG L. MCKNIGHT. The Company has an Employment Agreement with Mr. McKnight for a five-year term beginning March 1, 1995. The agreement provides for a base salary of $350,000 and for bonuses and life and disability insurance benefits that are competitive with similar benefits for comparable positions within the investor-owned hospital industry. The agreement also provides for severance payments upon termination without cause, termination due to death or disability, or resignation after a change of control (as defined in the agreement). Upon any such termination, Mr. McKnight would receive the greater of
(i) all salary payments that would come due during the term of the agreement subsequent to termination and (ii) two years' salary at the then current salary level and a portion of any bonus or other cash incentive compensation accrued through the date of termination.

    JOHN J. WIDER, JR. The Company has an Employment Agreement with Mr. Wider for a three-year term beginning November 17, 1998. The Agreement provides for a base salary of $380,000 and for bonuses and benefits commensurate with his position. The Agreement also provides for severance payments upon termination without cause or resignation after a change of control (as defined in the Agreement). Under any such termination, Mr. Wider would receive the greater of
(i) salary payments that would come due during the term of the Agreement subsequent to termination plus a portion of any bonus accrued through the date of termination and (ii) two years of annual salary plus a portion of any bonus accrued through the date of termination. In the event the Agreement is not renewed by the Company at expiration, Mr. Wider would receive severance payments for two years from the date of expiration of the Agreement.

    CLARISSA C. MARQUES, PH.D. The Company has an Employment Agreement with Dr. Marques for a three-year term (the "Initial Term") beginning March 12, 1997. The agreement provides for a base salary determined by the President and CEO of Green Spring, provided that the base salary shall not be less than the annual salary in effect at execution of the Agreement. Dr. Marques' current salary is $275,000. The Agreement also provides for participation in benefit programs and incentive compensation programs similar to those provided other similarly situated employees. In addition, the agreement provides for severance payments upon termination without cause equal to salary, fringe benefits and incentive compensation for the remainder of the Initial Term, or, if after the Initial Term, for the renewal periods (as defined in the Agreement). Dr. Marques also has a Letter Agreement with the Company, dated May 2, 1995, that provides for a payment of $750,000 at retirement or termination if the average earnings before interest and taxes ("EBIT") of Green Spring exceeds 10% of Shareowners' Investment (as defined in the agreement) over Dr. Marques' employment period or $500,000 if the average EBIT of Green Spring is less than 10% of Shareowners' Investment over Dr. Marques' employment period. The Letter Agreement defines retirement as termination of employment on or after age 60 years (Dr. Marques is currently 46 years of age) and defines termination as termination without cause, death or disability. The amounts payable to Dr. Marques under the Letter Agreement will be reduced by amounts earned under other long-term incentive payments subsequent to the date of the agreement. Dr. Marques may elect payments, if any, under the Letter Agreement, in the form of a lump sum or annual annuity.

    EXECUTIVE BENEFITS PLAN. The terms of the EBP provide that the amounts deposited in the trust on behalf of executive officers are to be paid to executive officers, together with any appreciation in such amounts, upon a change of control of the Company if the change of control occurs prior to the scheduled date for distribution of amounts held in the trust. The trust agreement defines a "change of control" as the replacement of 50% or more of the members of the Board within a 12-month period that is followed by the termination of employment within a 12-month period of one-third or more of the employees who participate in the EBP.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return of the Common Stock, the Standard & Poors ("S&P") 500 Stock Index and the Standard & Poors Hospital Management Index ("HMI") since September 30, 1992. The graph assumes $100 was invested in each of the Common Stock, the S&P 500 Stock Index and the S&P HMI and that dividends received were reinvested on the date paid. The graph does not take into account trading commissions or taxes.

[GRAPH]

                     CUMULATIVE TOTAL RETURNS

                  ON $100 INVESTED ON SEPTEMBER 30, 1992
                                                 Company    S&P 500     S&P HMI
9/30/92                                             $100       $100        $100
9/30/93                                             $386       $113        $128
9/30/94                                             $451       $117        $196
9/30/95                                             $335       $152        $215
9/30/96                                             $339       $183        $254
9/30/97                                             $518       $257        $221
9/30/98                                             $177       $280        $175

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of Common Stock by (i) directors, (ii) the Named Executive Officers and (iii) directors and executive officers as a group, as of September 30, 1998. Information with respect to certain significant stockholders of the Company is set forth in "Principal Holders of Common Stock."

                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL      PERCENT OF TOTAL
NAME                                                                     OWNERSHIP(1)(2)        OUTSTANDING
----------------------------------------------------------------------  ------------------  -------------------
Henry T. Harbin M.D...................................................          212,335              *
E. Mac Crawford.......................................................          712,248                2.2%
Craig L. McKnight.....................................................          182,437              *
John J. Wider, Jr.....................................................           12,400              *
Clarissa C. Marques, Ph.D.............................................           25,501              *
Gregory T. Torres.....................................................           58,915              *
Edwin M. Banks(3).....................................................           40,000              *
G. Fred DiBona, Jr.(4)................................................          961,956                3.0%
Andre C. Dimitriadis..................................................           39,000              *
A.D. Frazier, Jr......................................................           39,000              *
Raymond H. Kiefer.....................................................           40,000              *
Gerald L. McManis.....................................................           38,500              *
Daniel S. Messina(6)..................................................                0              *
Robert W. Miller......................................................            1,000              *
Darla D. Moore(5).....................................................        4,412,774               13.1%
Jeffrey A. Sonnenfeld Ph.D............................................            6,250              *
All directors and executive officers as a group (16 persons)(7).......        6,782,316               19.4%

------------------------

*   Less than 1% of total outstanding.

(1) Includes 208,335; 701,222; 180,000; 10,000; 23,333 and 40,000 shares that
    Dr. Harbin, Mr. Crawford, Mr. McKnight, Mr. Wider, Dr. Marques and Mr. Torres, respectively, have the right to acquire upon the exercise of options and warrants within 60 days of September 30, 1998.

(2) Includes 37,500 shares that each of Messrs. Banks, Dimitriadis, Frazier, Kiefer and McManis have the right to acquire, 12,500 shares that Mr. DiBona and Ms. Moore have the right to acquire and 6,250 shares that Dr. Sonnenfeld has the right to acquire within 60 days of September 30, 1998.

(3) Does not include shares owned by W.R. Huff Asset Management Co. LLC, a registered investment advisor ("Huff"), of which Mr. Banks disclaims beneficial ownership. Mr. Banks is a Portfolio Manager with Huff.

(4) Includes 949,456 shares that IBC and its affiliates own. See "Certain Relationships and Related Transactions." Mr. DiBona is a director and the President and Chief Executive Officer of IBC and disclaims beneficial ownership or all securities attributed to him because of his positions with IBC.

(5) Includes 2,417,554 shares owned by Richard E. Rainwater, 39,724 shares owned by Rainwater, Inc. and 1,942,996 shares that Rainwater-Magellan, has the right to acquire pursuant to the Rainwater-Magellan Warrant. Ms. Moore is the spouse of Richard E. Rainwater, the sole stockholder and sole director of Rainwater, Inc., which is the sole general partner of Rainwater-Magellan.

(6) In accordance with Aetna's policy, Mr. Messina will not accept any option grants for serving as a director.

(7) Includes 1,381,640 shares that the directors and executive officers have the right to acquire upon the exercise of options and units, 949,456 shares that IBC and its affiliates own and 1,942,996 shares that

    Rainwater-Magellan has the right to acquire upon the exercise of the Rainwater-Magellan Warrant, all of which are exercisable within 60 days of September 30, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Gerald L. McManis, a director of the Company, is the President of MAI, a healthcare development and management consulting firm. During fiscal 1998, MAI provided consulting services to the Company with respect to the development of strategic plans and a review of the Company's business processes. The Company paid approximately $84,200 in fees for such services and related expenses during fiscal 1998.

    G. Fred DiBona, Jr., a director of the Company, is a director and the President and Chief Executive Officer of IBC.

    The Company acquired a 51%-equity interest in Green Spring on December 13, 1995 for approximately $68.9 million in cash, the issuance of Common Stock valued at approximately $4.3 million and the contribution of Group Practice Affiliates, Inc., a wholly-owned subsidiary of the Company ("GPA"), to Green Spring. The Exchange Agreement provided that the minority stockholders of Green Spring, including IBC, had the option (the "Exchange Option"), under certain circumstances, to exchange their equity interests in Green Spring for 2,831,516 shares of Common Stock or $65.1 million in subordinated notes. In the event of an exchange, the Company could have elected to pay cash in lieu of issuing subordinated notes. The Exchange Option would have expired on December 13, 1998. The consideration paid and terms of the Exchange Option were determined through arm's length negotiations that considered, among other factors, the historical and projected income of Green Spring and the value of GPA. The consideration paid by the Company was determined by the Board with the advice of management and the Company's investment bankers. On December 20, 1995, the Company acquired an additional 10% equity interest in Green Spring for $16.7 million in cash as a result of the exercise of the Exchange Option by a minority stockholder of Green Spring.

    On December 13, 1995, as part of the Company's initial investment in Green Spring, IBC sold a 4.42% equity interest in Green Spring, in which it had a cost basis of approximately $3.3 million, to the Company for approximately $5.4 million in cash. The Exchange Option gave IBC the right, until December 13, 1998, to exchange its remaining equity interest in Green Spring for a maximum of 889,456 shares of Common Stock or approximately $20.5 million in subordinated notes.

    IBC converted its equity interest in Green Spring into 889,456 shares of Common Stock valued at approximately $17.9 million on January 29, 1998 in connection with the Company's acquisition of Merit and related transactions (collectively the "Transactions"). The Transactions are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998. See "Incorporation of Certain Documents by Reference."

    IBC and its affiliated entities contract with Green Spring for provider network, care management and medical review services pursuant to contractual relationships entered into on July 7, 1994, with terms of up to five years. During fiscal 1998, IBC and its affiliated entities paid Green Spring approximately $54.7 million for such services. As of September 30, 1998, IBC and its affiliated entities owed Green Spring approximately $13.5 million. Green Spring recorded revenue of approximately $54.6 million from IBC during fiscal 1998.

    On July 7, 1994, IBC sold a subsidiary to Green Spring in exchange for a $15.0 million promissory note. As of November 30, 1998, $3.0 million remained outstanding under such promissory note and is due and payable on July 7, 1999.

    Daniel S. Messina, a director of the Company, is the Chief Financial Officer of Aetna. On December 4, 1997, the Company consummated the purchase of HAI, formerly a unit of Aetna, for approximately $122.1 million, which the Company funded from cash on hand. HAI manages behavioral healthcare, primarily through employee assistance programs ("EAPs") and other non-risk-based managed behavioral healthcare plans. The Company may be required to make additional contingent payments of up to $60.0 million annually to Aetna over the five-year period subsequent to closing. The amount and timing of the payments will be contingent upon net increases in the HAI's covered lives in specified products. The consideration paid for HAI was determined through arm's length negotiations that considered, among other factors, the historical and projected income of HAI. The consideration paid by the Company was determined by the Board with the advice of management and the Company's investment bankers. The HAI acquisition is more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998. See "Incorporation of Certain Documents by Reference."

    Aetna and its affiliated entities contract with the Company for various behavioral managed care services pursuant to contractual relationships entered into on December 4, 1997. During fiscal 1998, Aetna and its affiliated entities paid the Company approximately $72.3 million for such services. As of September 30, 1998, Aetna and its affiliated entities owed the Company approximately $788,000. The Company recorded revenue of approximately $69.2 million from Aetna during fiscal 1998. Aetna also provides the Company services related to its employee medical and dental plans. During fiscal 1998, the Company paid Aetna approximately $515,000 for such services.

    Richard E. Rainwater and certain of his affiliates have a significant interest in Crescent Real Estate Equities Limited Partnership ("Crescent") and the Company. Set forth below is a summary of the interests of such persons.

    On June 17, 1997, the Company sold substantially all of its domestic acute-care psychiatric hospitals and residential treatment facilities (the "Psychiatric Hospital Facilities") to Crescent for $417.2 million in cash (before costs of approximately $16 million) and warrants for the purchase of 2.5% of the common stock of Crescent Operating, Inc., an affiliate of Crescent ("COI"). Simultaneously with the sale of the Psychiatric Hospital Facilities to Crescent, the Company and COI formed Charter Behavioral Health Systems, LLC ("CBHS") to conduct the operations of the Psychiatric Hospital Facilities and certain other facilities transferred to CBHS by the Company. The Company owns a 50% interest in CBHS, which it obtained by contributing approximately $5 million of certain net assets to CBHS. The Company franchises the "CHARTER" System of behavioral healthcare to each of the Psychiatric Hospital Facilities and other facilities operated by CBHS. In exchange, CBHS pays certain franchise fees to the Company.

    Crescent is the operating partnership of Crescent Real Estate Equities ("CEI"). Mr. Rainwater is the Chairman of the Board of Directors of CEI. The sole general partner of Crescent is Crescent Real Estate Equities ("Crescent GP"), which is a wholly-owned subsidiary of CEI. As of April 9, 1998, Mr. Rainwater owned beneficially 11.0% of Crescent, which interests consist of common stock in CEI (including common stock of CEI that may be acquired pursuant to the exercise of options) and units of ownership in Crescent. Mr. Rainwater is an affiliate of Crescent, Crescent GP and CEI.

    A total of 4,000,000 shares of Common Stock and warrants for an additional 2,000,000 shares of Common Stock were acquired by Rainwater-Magellan from the Company in the Private Placement pursuant to a Stock and Warrant Purchase Agreement and certain related agreements (the "Private Placement Agreements").

    Rainwater-Magellan beneficially owns 1,982,720 shares of Common Stock, including a portion of the Rainwater-Magellan Warrant, which gives Rainwater-Magellan the right to purchase an additional 1,942,996 shares of Common Stock. Rainwater, Inc. is the sole general partner of Rainwater-Magellan. Richard E. Rainwater is the sole stockholder and the sole director of Rainwater, Inc. Mr. Rainwater has sole voting and dispositive power over the shares of Common Stock owned by Rainwater-Magellan and the shares of Common Stock underlying the Rainwater-Magellan Warrant. As a result of such relationships, Mr. Rainwater is deemed to be the beneficial owner of the shares of Common Stock held by Rainwater-Magellan, including the shares of Common Stock which can be purchased under the Rainwater-Magellan Warrant.

    Mr. Rainwater owns beneficially approximately 62.8% of Rainwater-Magellan. Mr. Rainwater's three children own beneficially an additional 4.8% of Rainwater-Magellan through a limited partnership of which Mr. Rainwater is general partner and an additional 1.2% each through trusts which are managed by an unaffiliated trustee.

    The Rainwater-Magellan Warrant entitles the holders to purchase in the aggregate, at any time prior to its January 25, 2000 expiration date, up to 2,000,000 shares of Common Stock at a purchase price of $26.15 per share. The Private Placement Agreements provide, among other things, for the adjustment of the number of shares of Common Stock that can be purchased under the Rainwater-Magellan Warrant and the purchase price, respectively, for certain dilutive events, for registration rights for the shares of Common Stock owned by Rainwater-Magellan, including those underlying the Rainwater-Magellan Warrant (which registration rights, as mentioned below, have been exercised), and for a variety of other customary provisions, including, without limitation, certain restrictions on Rainwater-Magellan's private sale of such shares, certain preemptive rights of Rainwater-Magellan to acquire additional securities issued by the Company for cash in a private placement transaction, and standstill covenants restricting the purchase of additional shares of Common Stock by Rainwater-Magellan and its affiliates in certain circumstances.

    Darla D. Moore, a director of the Company, is the spouse of Richard E. Rainwater. Under the terms of the Private Placement Agreements, Rainwater-Magellan has the right to designate a nominee acceptable to the Company for election as a director of the Company for so long as the Rainwater Group continues to own beneficially a specified minimum number of shares of Common Stock. Rainwater-Magellan proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the board in February 1996.

    Under the terms of the Private Placement Agreements, the Company agreed (i) to pay a transaction fee of $150,000; (ii) to reimburse certain expenses of Rainwater, Inc. in connection with the Private Placement; (iii) to pay the Rainwater Group an annual monitoring fee of $75,000 commencing on March 31, 1996; and (iv) to reimburse the Rainwater Group for reasonable fees and expenses (up to a maximum of $25,000 annually) incurred in connection with its ownership of the Common Stock and the Rainwater-Magellan Warrant. The Company also agreed under the Private Placement Agreements to reimburse the Rainwater Group in the future for one additional filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if a filing under such act is required in connection with an exercise of the Rainwater-Magellan Warrant.

    Rainwater-Magellan purchased the Common Stock and the Rainwater-Magellan Warrant on January 25, 1996. During fiscal 1998, the Company paid an aggregate of $75,000 for the annual monitoring fee and fees and expenses incurred in connection with its ownership of the Common Stock and Rainwater-Magellan Warrant. Excluded from these amounts are directors' fees and expense reimbursement paid to Ms. Moore in her capacity as a director of the Company. The Company has incurred costs to date of approximately $55,000 in connection with its registration of the shares and approximately $40,000 in costs to register the shares of Common Stock underlying the Rainwater-Magellan Warrant.

                   PROPOSED 2000 EMPLOYEE STOCK PURCHASE PLAN

    The following summary description of the Magellan Health Services, Inc. 2000 Employee Stock Purchase Plan ("2000 Plan") is qualified in its entirety by reference to the full text of the 2000 Plan, which is attached hereto as Appendix I.

    The Board of Directors has adopted, subject to stockholder approval, the 2000 Plan, covering 1,000,000 shares of Common Stock. The purpose of the 2000 Plan is to provide eligible employees of the Company and its subsidiaries with an opportunity to be compensated through benefits of stock ownership and to acquire an interest in the Company through the purchase of Common Stock. It is the intention of the Company that the 2000 Plan qualify as an "employee stock purchase plan" under Section 423 of the Code.

    The 2000 Plan will be administered by a committee (the "Employee Stock Plan Committee") consisting of not fewer than three members appointed by the Chief Executive Officer of the Company. Each member of the Employee Stock Plan Committee will be either a Director, an officer, an employee of the Company or of a subsidiary thereof. The Employee Stock Plan Committee will be vested with authority to make, administer and interpret such rules and regulations as it deems necessary to administer the 2000 Plan, and any determination, decision or action of the Employee Stock Plan Committee in connection with the construction, interpretation, administration or application of the 2000 Plan will be final and binding on all participants and all persons claiming under or through any participant.

    For each offering period, any person who is employed by the Company or any of the Company's subsidiaries designated by the Employee Stock Plan Committee, and who was employed on the 60th day preceding the first day of an offering period, will be eligible to participate in the 2000 Plan for such offering period.

    The Employee Stock Plan Committee has the authority to establish the offering periods under the 2000 Plan; provided that each offering period will have a term of not less than three months and not more than 12 months and that the first offering period will not begin before January 1, 2000, and the last offering period will end on or before December 31, 2002. On the first date of each offering period, a participant is granted an option to purchase a number of whole shares determined by dividing the amount to be withheld and applied for the offering period by the "option price" per share of Common Stock, provided that the maximum number of shares for which an option is granted to a participant with respect to any single offering period shall not exceed 200 shares for each full or partial month in the offering period. The "option price" is the lesser of (i) 85% of the closing price of the Common Stock on the New York Stock Exchange as of the first day of the offering period or (ii) 85% of the closing price of the Common Stock on the New York Stock Exchange as of the last day of the offering period. The closing price of the Common Stock on January 7, 1999 was $9.375 per share. Payment for shares to be purchased under the Employee Stock Plan will be made by payroll deductions, but cannot exceed 10% of participants' annualized base pay.

    No participant will be granted an option (i) if, immediately after the grant, the participant would own stock and options possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans to accrue at a rate which exceeds $25,000 of the fair market value of the stock for each calendar year in which such option is outstanding at any time.

    A participant may withdraw from the 2000 Plan except that no withdrawal may be made during the calendar month in which the last day of the offering period occurs, or such later date as may be established by the Employee Stock Plan Committee. All of the participant's payroll deductions credited to his or her account will be paid to him or her promptly after receipt of the notice of withdrawal, and no further payroll deductions will be made during that offering period. A participant's withdrawal will not have any effect upon his or her eligibility to participate in any similar plan which may be thereafter adopted by the

Company or in any subsequent offering period. Upon termination of the participant's employment for any reason, the payroll deductions credited to the participant's 2000 Plan account will be returned to the participant unless the participant's termination occurs during the calendar month in which the last day of the offering period occurs. In that event, the participant's account will be used to purchase shares of Common Stock on the last day of the offering period.

    Unless a participant gives written notice of withdrawal from the 2000 Plan to the Company, the option to purchase shares during an offering period will be exercised automatically for the participant on the day on which the offering period terminates. If the total number of shares for which options are to be exercised exceeds the number of shares then available under the 2000 Plan for such offering period (as determined by the Employee Stock Plan Committee in its sole discretion), the Company shall make a pro rata allocation of the shares available.

    Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the 2000 Plan may be assigned, transferred, pledged or otherwise disposed of by a participant. The Company may treat any such act as an election to withdraw funds.

    The Board of Directors of the Company may at any time terminate or amend the 2000 Plan. No such termination can affect options previously granted, and no amendment can make any change in options theretofore granted which would adversely affect the rights of any participant. No amendment can be made prior to approval of the stockholders of the Company if such amendment would: (i) require the sale of more shares than are authorized under the 2000 Plan or (ii) permit payroll deductions at a rate in excess of 10% of a participant's base pay.

    If the Company cannot ascertain the whereabouts of a participant three years after the participant's last purchase, under specified circumstances the Company may mail a notice of pending action to the last known address of the participant. The Committee may then cancel the account balance (including both shares and withholdings) if it is not claimed within three months after such notice. If the participant notifies the Company within one year of the date of the notice, the Company will deliver the account balance to the participant.

    The amounts withheld from a participant's pay under the 2000 Plan will be taxable income to the participant and must be included in the participant's gross income for federal income tax purposes in the year which such amounts otherwise would have been received.

    A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the offering period) or by virtue of the exercise of the option (which will take place on the last day of such offering period). The federal income tax consequences of a sale or disposition of shares acquired under the 2000 Plan depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the 2000 Plan (other than any transfer resulting from death) within two years after the date on which the option to purchase such shares is granted to him ("Two-Year Period"), the participant must recognize ordinary income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares are exercised over (ii) the option price. The amount of "ordinary" income recognized by the participant will be added to the participant's basis in such shares. Any gain realized on a sale in excess of the participant's basis (after increasing such basis in such shares by the amount of the ordinary income recognized) will be taxed as capital gain, and any loss realized (after increasing such basis in such shares by the ordinary income recognized) will be a capital loss.

    If a participant sells shares acquired under the 2000 Plan after holding such shares for the Two-Year Period or the participant dies, the participant or the participant's estate must include in ordinary income in the year of sale (or the taxable year ending upon death) an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date the option was granted over the option price, or (ii) the excess of the fair market value of the shares at the time of sale of the shares or on the date of death over the option price. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to the participant's basis in such shares. Any gain realized upon the sale in excess of such basis will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

    The Company will not receive any income tax deduction as result of issuing shares pursuant to the 2000 Plan, except upon sale or disposition of shares by a participant within the Two-Year Period. In such an event, the Company will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of such shares.

VOTE REQUIRED

    Approval and adoption of the 2000 Plan by stockholders requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting. Assuming the existence of a quorum, abstentions will be treated as a vote against the 2000 Plan and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    THE BOARD HAS UNANIMOUSLY APPROVED THE 2000 PLAN AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE 2000 PLAN. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE 2000 PLAN.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, certain officers and persons who own more than 10% percent of the Common Stock to file reports of ownership and changes in ownership with the SEC and furnish copies of such reports to the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that all persons who are required to comply with the Section 16(a) filing requirements with respect to the Common Stock have complied with such filing requirements on a timely basis, except for Gregory T. Torres, who filed one late Form 4 for the sale of 7,000 shares of Magellan Common Stock in June 1998.

                             ADDITIONAL INFORMATION

ATTENDANCE

    Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of Common Stock having evidence of such ownership and guests of the Company.

STOCKHOLDERS PROPOSALS

    In order to be included in the proxy statement and form of proxy for the 2000 Annual Meeting, a stockholder proposal must be in writing and received by the Company by the close of business on September 2, 1999. All stockholder proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia, 30326.

OTHER BUSINESS

    Management does not know of any other matters that may properly come before the Annual Meeting other than those described above. If any other matter properly comes before the meeting, all properly executed proxies delivered pursuant to this solicitation will be voted on any such matters in the discretion of the Proxies.

INDEPENDENT PUBLIC ACCOUNTANTS

    The Company expects to retain Arthur Andersen LLP as its independent public accountants for the fiscal year ended September 30, 1999 upon written acceptance of an engagement letter, which is expected to occur no later than June 30, 1999. Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended September 30, 1998. Representatives of such firm will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents or portions of documents filed by the Company with the SEC are incorporated herein by reference:

        (i) The Company's Annual Report on Form 10-K for fiscal year ended September 30, 1998; and

        (ii) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since January 8, 1999.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Annual Meeting is held shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in this Proxy Statement) will be provided without charge to each person to whom this Proxy Statement is delivered, upon written or oral request. Copies of this Proxy Statement as amended or supplemented from time to time, or any other documents (or parts of documents) that constitute part of this Proxy Statement will be provided without charge to each such person, upon written or oral request. Requests should be directed to Magellan Health Services, Inc., Attn: Kevin Helmintoller, Vice President--Investor Relations, 6950 Columbia Gateway Drive, Columbia, Maryland, 21046 (410) 953-1218. These documents may also be accessed from the SEC Internet site, which is located at www.sec.gov.

                                                                      APPENDIX I

                   PROPOSED 2000 EMPLOYEE STOCK PURCHASE PLAN

                         MAGELLAN HEALTH SERVICES, INC.
                       2000 EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE. The purpose of the Magellan Health Services, Inc. 2000 Employee Stock Purchase Plan (the "Plan"), is to provide employees of Magellan Health Services, Inc. (the "Company") and its subsidiary companies with an opportunity to be compensated through the benefits of stock ownership and to acquire an interest in the Company through the purchase of Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

    2. DEFINITIONS. (a) "Base Pay" means the compensation payable to an employee by the Company or a designated subsidiary (as defined in Code
    Section 424(f)) (a "subsidiary") calculated at that employee's base salary or standard hourly rate of compensation, but excluding overtime, commissions, shift differential, incentive bonus compensation and compensation payable under any deferred compensation or other fringe benefit plan.

        (b) "Employee" means for each Offering Period (as defined in Section 4) any person who is employed by the Company or by any subsidiary of the Company designated from time to time by the Committee (as defined in Section
    13) to participate in such Offering Period.

    3. ELIGIBILITY. (a) Any Employee who shall be employed on the 60th day preceding the Offering Date of an Offering Period shall be eligible to participate in the Plan for such Offering Period. Notwithstanding the foregoing, the Committee, in its sole discretion, may credit the employment service of persons employed by a business acquired by the Company or by any subsidiary thereof for the purpose of satisfying the 60-day rule herein.

        (b) Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option:

            (i) If, immediately after the grant such Employee would own shares, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any subsidiary of the Company; or

            (ii) Which permits his rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time.

    4. OFFERING PERIODS. The Committee shall establish the Offering Periods under the Plan which shall be of not less than three months nor more than twelve months duration each, the first of which shall not begin before January 1, 2000, and the last of which shall end not later than December 31, 2002. The beginning date (the "Offering Date") and the ending date (the "Termination Date") of each Offering Period shall be set in advance of each Offering Period by the Committee.

    5. PARTICIPATION. An eligible Employee may become a participant only by completing an election notice provided by the Company and filing it with the designated representative of the Company no later than the date specified by the Company in the election notice form.

    Unless otherwise adjusted in accordance with rules established by the Committee in its sole discretion, payroll deductions for a participant with respect to an Offering Period shall commence with the first pay date beginning on or after the Offering Date, and shall end with the last pay date ending on or before the

Termination Date, unless sooner terminated by the participant as provided in
Section 10. All Employees granted options under the Plan shall have the same rights and privileges, except that the amount of stock which may be purchased under such option may vary in a uniform manner as described in Section 7.

    6. METHOD OF PAYMENT. Payments for shares under the Plan may be made only by payroll deductions, as follows:

        (a) If a participant wishes to participate in the Plan, then at the time he files his election notice, he shall elect to have deductions made from his Base Pay at a rate, expressed as a percentage, not to exceed 10% of his annualized Base Pay as of the Offering Date. Any or all amounts withheld during the one-month period immediately preceding the Termination Date in any Offering Period may be applied to the purchase of shares on the Termination Date or to the purchase of shares offered for the next subsequent Offering Period in a manner as may be determined by the Committee, in its sole discretion, but only if such application is administered consistently among all participants during such Offering Period.

        (b) All payroll deductions made for a participant shall be credited to his account under the Plan. A participant may not make any separate cash payment into such account. A participant's account shall be no more than a bookkeeping account maintained by the Company, and neither the Company nor any subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a participant's account.

        (c) A participant's election to have deductions made from his Base Pay shall be effective for all pay dates occurring during the Offering Period which commences immediately following the filing, in accordance with Section 5, of the participant's election notice and for each subsequent Offering Period until such election is modified or revoked by the participant or until such participant no longer meets the eligibility requirements of
    Section 3(a). A participant may discontinue his participation in the Plan as provided in Section 10.

    A participant may elect to change the rate of payroll deductions at such times and in accordance with such rules as may be prescribed by the Committee; any such change in the rate of payroll deductions shall be applicable only with respect to Offering Periods commencing after a participant files with the Committee an election notice requesting such change.

    7. GRANTING OF OPTION. (a) Subject to any adjustment under Sections 12 or 17, on the Offering Date for each Offering Period, a participant shall be granted an option to purchase a number of whole shares determined by dividing the amount to be withheld for participation in the Plan and applied to such Offering Period by the option price per share of Common Stock determined in accordance with Section 7(b) but, in no event shall the maximum number of shares for which an option is granted to a participant with respect to any single Offering Period exceed 200 shares per month for each full or partial month during the Offering Period.

        (b) The option price per share of shares purchased with payroll deductions for a participant will be equal to the lesser of: (i) 85% of the closing price of the Common Stock on the New York Stock Exchange on the Offering Date; or (ii) 85% of the closing price of the Common Stock on the New York Stock Exchange on the Termination Date. If no shares are traded on such exchange on either such date, such price shall be determined on the last trading date for such shares immediately preceding the Offering Date or the Termination Date, as applicable.

    8. EXERCISE OF OPTION. Unless a participant gives written notice of withdrawal pursuant to Section 10(a) or such participant's payroll deductions are returned in accordance with Section 10(c), his option for the purchase of shares during an Offering Period with payroll deductions will be exercised automatically for him on the Termination Date of that Offering Period. The automatic exercise shall, subject to Sections 12 and 17, be for the purchase of the maximum number of full shares subject to his option which the sum of payroll deductions credited to the participant's account on the Termination Date can purchase at the option price.

    9. DELIVERY. As promptly as practicable after the end of an Offering Period, the Company will deliver the shares purchased upon the exercise of the option to a designated broker selected by the Company to administer and hold shares in individual accounts established for the benefit of each participant. The Committee, in its sole discretion, may establish procedures to permit a participant to receive such shares directly. Amounts credited to the participant's account in excess of the amount necessary to pay the option price for the maximum number of full shares subject to his option shall either be refunded to the participant or credited to the participant's account for the next subsequent Offering Period as may be determined by the Committee, in its sole discretion.

    10. WITHDRAWAL. (a) A participant may withdraw payroll deductions credited to his account under the Plan by giving written notice to the representative of the Company designated on the election notice form. A participant may withdraw amounts credited to his account at any time prior to the first day of the calendar month ending on the Termination Date or such later date as may be established by the Committee in its sole discretion. All of the participant's payroll deductions credited to his account will be paid to him promptly after receipt of his notice of withdrawal, and no further deductions will be made from his pay during that Offering Period.

        (b) A participant's withdrawal will not limit his eligibility to participate in any similar plan which may hereafter be adopted by the Company or in any subsequent Offering Period.

        (c) Upon termination of the participant's employment during an Offering Period for any reason, including death or retirement, the payroll deductions credited to his account for such period will be returned to him or, in the case of his death, to the person or persons entitled thereto under Section
    14. Notwithstanding the foregoing, the payroll deductions credited to the account of any participant whose employment is terminated during the calendar month ending on the Termination Date shall not be returned but shall instead be used to purchase shares in accordance with Section 8.

    11. NO INTEREST. No interest shall be accrued or payable with respect to amounts in a participant's account.

    12. STOCK. (a) The shares of Common Stock to be sold to participants under the Plan may, at the election of the Company, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be made available for sale under the Plan shall be 1,000,000 shares and the maximum number of shares available for sale in each Offering Period shall be determined by the Committee in its sole discretion, subject in each case to adjustment upon changes in capitalization of the Company as provided in Section 17. If the total number of shares for which options are to be exercised for an Offering Period in accordance with Section 8 exceeds the number of shares then available under the Plan for such Offering Period, the Company shall make a pro rata allocation of the shares available based on a fraction, the numerator of which shall be the number of shares with respect to which a participant has an option to purchase for an Offering Period and the denominator of which shall be the number of shares available for purchase, with rounding down for each participant to the nearest whole number.

        (b) A participant will have no interest in shares covered by an option until such option has been exercised.

    13. ADMINISTRATION. The Plan shall be administered by a Committee (the "Committee") consisting of not less than three members who shall be appointed by the Chief Executive Officer of the Company. Each member of the Committee shall be either a director, an officer, or an employee of the Company or of a subsidiary thereof. The Committee shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and all persons claiming under or through any participant.

    14. DESIGNATION OF BENEFICIARY. A participant may file a written designation of a beneficiary who is to receive any shares or cash to the participant's credit under the Plan in the event of such participant's death before, on, or after the Termination Date but prior to the delivery of shares and, if applicable, cash. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such shares or cash to the account of such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the account of the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company) the Company, in its discretion, may deliver such shares or cash to the account of the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent, or relative is known to the Company, then to the account of such other person as the Company may designate. No designated beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the shares or cash credited to the participant under the Plan.

    15. TRANSFERABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

    16. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose.

    17. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares of Common Stock, an appropriate adjustment shall be made by the Committee to the number and kind of shares as to which outstanding options shall be exercisable and to the option price. No fractional shares shall be issued or optioned in making the foregoing adjustments. All adjustments made by the Committee under this paragraph shall be conclusive and binding on all participants and all persons claiming under or through any participant.

    Subject to any required action by the stockholders, if the Company shall be a party to any reorganization involving merger, consolidation, acquisition of the stock or acquisition of the assets of the Company, the Committee in its discretion may declare (a) that all options granted hereunder are to be terminated after giving at least ten days' notice to holders of outstanding options, or (b) that any option granted hereunder shall pertain to and apply with appropriate adjustment as determined by the Committee to the securities of the resulting corporation to which a holder of the number of shares of Common Stock subject to the option would have been entitled. The adoption of a plan of dissolution or liquidation by the Board of Directors and stockholders of the Company shall cause every option outstanding hereunder to terminate on the fifteenth day thereafter, except that, in the event of the adoption of a plan of dissolution or liquidation in connection with a reorganization as provided in the preceding sentence, options outstanding hereunder shall be governed by and shall be subject to the provisions of the preceding sentence.

    Any issue by the Company of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any option, except as specifically provided otherwise in this

Section 17. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

    18. AMENDMENT OR TERMINATION. The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination can affect options previously granted and no amendment can make any change in any option theretofore granted which would adversely affect the rights of any participant. No amendment can be made without prior approval of the stockholders of the Company if such amendment would:

        (a) Require the sale of more shares than are authorized under Section 12; or

        (b) Permit payroll deductions or cash payments at a rate in excess of 10% of a participant's Base Pay.

    19. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall not be deemed to have been duly given until actually received by the representative of the Company designated on the election notice form provided by Section 5.

    20. MISSING PAYEE. If (i) the Company utilizes a designated broker to administer and hold in individual accounts the shares purchased by the participants, (ii) the Company subsequently cannot ascertain the whereabouts of a participant whose account is held with the designated broker, (iii) after three years from the date of the last purchase by such participant, a notice of such account balance and pending action under this section is mailed to the last known address of such person, as shown on the records of the designated broker or the Company, and (iv) within three months after such mailing, such person has not made written claim therefor, then the Committee may direct that such account balance (including both shares and withholdings) otherwise due to such person be canceled and returned to the Company. Upon such cancellation, the Company or the designated broker shall have no further liability therefor, except that, in the event such person, within one year of the date of the notice referred to in
(iii) above, notifies the Company or the broker of his whereabouts and requests the amounts due to him under the Plan, the number of shares (as may be adjusted to reflect any extraordinary corporate event or recapitalization) together with any dividends or other accretions thereon and the amount of withholdings contained in such account so canceled shall be delivered to him as provided herein by the Plan.

                         MAGELLAN HEALTH SERVICES, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 11, 1999

    The undersigned appoints HENRY T. HARBIN and CRAIG L. McKNIGHT, or either of them, as proxies, each with full power of substitution, to represent and to vote all shares of Common Stock of Magellan Health Services, Inc. held by the undersigned at the annual meeting of stockholders to be held on February 11, 1999, at 10:00 A.M., local time, at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, and at any adjournment or postponement (the "Annual Meeting") upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the Annual Meeting. The proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement as designated below, and in their discretion on such other business as may properly come before the meeting or any adjournment thereof.
1.  ELECTION OF DIRECTORS                    / / FOR All Nominees Listed
                                                 Below
                                             / / WITHHOLD AUTHORITY to
                                                 Vote For All Nominees
                                                 Listed Below:

    EDWIN M. BANKS, DANIEL S. MESSINA, DARLA D. MOORE, JEFFREY A. SONNENFELD
TO WITHHOLD AUTHORITY TO VOTE FOR LESS THAN ALL NOMINEES WRITE THE NAME OF SUCH
                         NOMINEE(S) ON THE LINE BELOW:

________________________________________________________________________________

2.  PROPOSAL TO APPROVE THE COMPANY'S         / / FOR
    PROPOSED 2000 EMPLOYEE STOCK PURCHASE     / / AGAINST
    PLAN:                                     / / ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT
IF NO DIRECTION IS INDICATED, THE PROXY
WILL BE VOTED "FOR" PROPOSALS 1 AND 2.
                                               DATED _____________________, 1999
                                               _________________________________
                                               _________________________________
                                               Signature of Stockholder

Please sign exactly as your name or names appear hereon. Where more than one owner is shown, each should sign. Persons signing in a fiduciary or representative capacity should give full title. If this proxy is submitted by a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.